UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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UNIFIED GROCERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIFIED GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

Notice of Annual Meeting of Shareholders

February 20, 2013

The annual meeting of shareholders of Unified Grocers, Inc., a California corporation, will be held at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California 90703, on Wednesday, February 20, 2013 at 11:00 a.m. (Pacific Standard Time), for the following purposes:

1.	To elect the sixteen members of the Board of Directors for the ensuing year, thirteen by the holders of Class A Shares and three by the holders of Class B Shares.

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The names of the nominees intended to be presented by the Board of Directors for election as directors for the ensuing year are set forth in the accompanying proxy statement.

Only shareholders of record at the close of business on January 4, 2013 will be entitled to notice of and to vote, in person or by proxy, at the meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the meeting in person.

The proxy statement that accompanies this Notice contains additional information regarding the proposals to be considered at the meeting, and shareholders are encouraged to read it in its entirety. Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you the attached proxy statement and proxy card, and by notifying you of the availability of our proxy statement and our fiscal 2012 Annual Report to Stockholders at our web site at www.unifiedgrocers.com under the tab “Learn About Us—Financial Information.”

As set forth in the accompanying proxy statement, proxies are being solicited by and on behalf of the Board of Directors. All proposals set forth are proposals of the Board of Directors. It is expected that these materials will be first mailed to shareholders on or about January 17, 2013.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

By Order of the Board of Directors,

Robert M. Ling, Jr.,
President and General Counsel

January 7, 2013

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY

UNIFIED GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on Wednesday, February 20, 2013

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Unified Grocers, Inc. (“Unified,” the “Company,” “we” or “us”) of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California 90703, on Wednesday, February 20, 2013 at 11:00 a.m. (Pacific Standard Time), or at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Shareholders.

A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the Annual Meeting and elects to vote in person.

Only the holders of record of Class A Shares or Class B Shares (the “Shareholders”) at the close of business on January 4, 2013 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. On that date, the Company had outstanding 145,950 Class A Shares and 425,731 Class B Shares.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our fiscal 2012 Annual Report to Stockholders are available at our web site at www.unifiedgrocers.com under “Learn About Us—Financial Information.”

These proxy materials will be first mailed to Shareholders on or about January 17, 2013. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and the related material, will be paid by the Company. Officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail or in person. These persons will receive no additional compensation for their services. The total estimated cost of the solicitation of proxies is approximately $20,000, excluding the costs of salaries and wages of regular employees and officers.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

VOTING RIGHTS

Who can vote?

Only persons that are holders of record of Class A Shares or Class B Shares at the close of business on January 4, 2013 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. The Company is a retailer-owned, wholesale grocery cooperative; its shareholders are current or former customers of the Company. Such shareholder-customers are typically referred to as Members.

How can I, a Shareholder, vote?

Shareholders may vote in person or by proxy. Each Shareholder is entitled to one vote, in person or by proxy, for each share standing in its name on the books of the Company as of the Record Date, for each class of stock, on all matters on which the class is entitled to vote. However, if any Shareholder gives notice of its intention to cumulate its votes in the election of directors, then all Shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the Shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (thirteen at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

Shareholders who are present at the Annual Meeting may vote their shares either by a previously submitted proxy or in person at that time.

How can I change my proxy vote?

You may revoke a proxy at any time before it is exercised by:

•	submitting a duly executed proxy bearing a later date;

•	filing written notice of revocation with our Secretary at 5200 Sheila Street, Commerce, California 90040; or

•	attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not by itself revoke a proxy previously submitted.

How will votes be counted?

The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received in accordance with the Shareholder’s instructions. With respect to the election of directors, Shareholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. If no instructions are given, the shares will be voted FOR the election of the Board’s nominees.

How are directors elected?

In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected; provided that no more than six nominees who are non-Shareholder-Related Directors shall be elected and any additional non-Shareholder-Related Director nominees shall not be elected. A Shareholder-Related Director is a director who is a shareholder, or a partner of a partnership which is a shareholder, or a member of a limited liability company which is a shareholder, or an employee of a corporation, partnership or limited liability company which is a shareholder. Under the California Corporations Code, votes against a nominee and votes withheld shall not be counted in the election of a director.

In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board, the proxy holders intend to vote all proxies received by them in such manner as will assure the election of as many of the Board’s nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Articles of Incorporation of the Company provide that the number of directors shall not be less than fifteen nor more than twenty-four, with the exact number to be fixed by the Board. The Board has fixed the number of directors at sixteen.

At the Annual Meeting, sixteen directors (constituting the entire Board) are to be elected to serve until the next annual meeting and until their successors are elected and qualified, subject to his or her earlier death, resignation, disqualification or removal. Thirteen directors are to be elected by the holders of the Company’s Class A Shares, and three directors are to be elected by the holders of the Company’s Class B Shares.

Pursuant to the Company’s Bylaws, as amended, all of the directors of the Company, except up to six directors elected by the Class A Shares, are required to be Shareholder-Related Directors (as defined above). Ten of the nominees recommended by the Board for election by the Class A Shares are Shareholder-Related Directors, and three of the nominees recommended by the Board for election by the Class A Shares are non-Shareholder-Related Directors. All three of the nominees recommended by the Board for election by the Class B Shares are Shareholder-Related Directors.

The following table sets forth certain information concerning the nominees for election to the Board. Each nominee is currently a director and has consented to being named herein as a nominee and to serve as a director if elected.

Name	Age as of 12/31/12	Year First Elected		Principal Occupation During Last 5 Years
NOMINEES FOR ELECTION BY CLASS A SHARES

Louis A. Amen	83	1974		Chairman of the Board, Super A Foods, Inc. since 1971.
John Berberian	61	1991		President, Berberian Enterprises, Inc. since 1977.
Oscar Gonzalez	42	2007		Co-owner, Northgate Gonzalez Markets, Inc. since 1989.
Richard E. Goodspeed (1)	76	2007		Principal, Goodspeed & Associates since 1998.
Paul Kapioski	55	2007		President, CAP Food Services Co. since 1988.
Mark Kidd	62	1992	(2)	President, Mar-Val Food Stores, Inc. since 1984.
John D. Lang (1)	59	2003		President and Chief Executive Officer, Epson America, Inc. since 2002.
Jay T. McCormack	62	1993		President, Rio Ranch Markets since 1986.
John Najjar	56	2007		President, Cardiff Seaside Market, Inc. since 1985.
Thomas S. Sayles (1)	62	2003		Senior Vice President, University Relations, University of Southern California (“USC”) since 2011; Vice President, Government and Community Relations, USC, from 2009 to 2011; Senior Vice President, Corporate Communications and Government Affairs, Rentech, Inc. from 2007 to 2009.
Michael S. Trask	58	2007		President, Stanlar Foods, Inc. since 1999.
Kenneth R. Tucker	65	1999		President, Evergreen Markets, Inc. since 1989.
Richard L. Wright	75	1999		Chairman of the Board, Market of Choice (formerly Wright’s Foodliner) since 2008.

Name	Age as of 12/31/12	Year First Elected		Principal Occupation During Last 5 Years
NOMINEES FOR ELECTION BY CLASS B SHARES

Darioush Khaledi	66	1989	(3)	Chairman of the Board and Chief Executive Officer, K.V. Mart Co. since 1977.
Mimi R. Song	54	1998	(4)	President and Chief Executive Officer, Super Center Concepts, Inc. since 1995.
Robert E. Stiles	73	1999		Special Advisor to the CEO, Gelson’s Markets since 2012; President, Gelson’s Markets 1996 to 2012.

(1)	Messrs. Goodspeed, Lang, and Sayles are non-Shareholder-Related Directors.

(2)	Mr. Kidd was first elected to the Board in 1992 and served until 2003. He was re-elected in 2006 and has served continuously since

(3)	Mr. Khaledi was first elected to the Board in 1989 and served until 1991. He was re-elected in 1993 and has served continuously since.

(4)	Ms. Song was first elected to the Board in 1998 and served until 2006. She was re-elected in 2010 and has served continuously since.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

BOARD MEETINGS AND COMMITTEES

The Board has seven standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Corporate Governance and Nominating Committee, the Credit/Proxy Holders Committee, and the Risk Oversight Committee.

Director	Executive	Audit	Compensation	Finance	Corporate Governance and Nominating	Risk Oversight	Credit/ Proxy Holders
Louis A. Amen	X		X	X
John Berberian			X	X
Oscar Gonzalez		X			X
Richard E. Goodspeed	X*†	X†	X†	X†	X†	X†	X*†
Terry R. Halverson (1)						X*
Paul Kapioski					X
Darioush Khaledi	X		X	X*
Mark Kidd					X
John D. Lang	X	X*	X				X
Jay T. McCormack		X	X
John Najjar	X	X				X
Michael A. Provenzano, Jr. (2)					X
Thomas S. Sayles	X		X*		X		X
Mimi R. Song				X	X
Robert E. Stiles				X
Michael S. Trask				X		X
Kenneth R. Tucker		X		X
Richard L. Wright	X	X	X		X*	X

X	Current committee member

*	Committee chair

†	Ex officio member

(1)	Mr. Halverson will not be standing for re-election at the Company’s 2013 annual shareholders’ meeting.

(2)	Mr. Provenzano resigned from the Board on October 16, 2012. There were no disagreements with the Board.

Meetings

The Board held a total of six (6) meetings during the Company’s fiscal year ended September 29, 2012 (“fiscal 2012”). Each incumbent director attended at least 75% of the total number of meetings of the full Board and of all committees on which the director served, except for Ms. Song and Mr. Wright who attended 67% of the respective meetings. All of the incumbent directors attended the 2012 annual meeting, except for Mr. Wright. The Company does not have a written policy regarding attendance at Board and committee meetings, although attendance is closely monitored and is considered by the Governance Committee during its selection of nominees for election to the Board.

Executive Committee

The Company has an Executive Committee (“Executive Committee”) that presently consists of Richard E. Goodspeed, Committee Chairman, Louis A. Amen, Darioush Khaledi, John D. Lang, John Najjar, Thomas S. Sayles, and Richard L. Wright. The Executive Committee, which did not meet during fiscal 2012, meets with management from time-to-time to discuss matters impacting the Company and provides feedback and guidance to management. In addition, from time-to-time the Board delegates to the Executive Committee authority to review the final terms and conditions related to transactions or actions previously approved by the Board to determine whether further review of the Board may be required.

During fiscal 2012, the Company’s Nominating and Corporate Governance Committee (“Governance Committee”) recommended certain changes to the functioning of the Company’s Board and its committees. The Governance Committee recommended, and the Board adopted, changes to the Board meeting schedule and the composition and role of the Executive Committee beginning with the period following the Company’s Annual Meeting in February 2013. With respect to the meeting schedule, it is anticipated the full Board will meet on a quarterly basis, subject to provisions in the Bylaws allowing for additional meetings. In addition, the Governance Committee recommended that the Executive Committee meet regularly with management between regular Board meetings for the purpose of enhancing communication and direction from the Board to the Company’s management. The Board approved this recommendation, and directed the Executive Committee, at its first meeting following the Annual Meeting, to draft a new charter detailing the proposed responsibilities, composition, and authority of the Executive Committee for review, comment and adoption by the Board.

Audit Committee

The Company has an Audit Committee (“Audit Committee”) that presently consists of John D. Lang, Committee Chairman, Oscar Gonzalez, Jay T. McCormack, John Najjar, Kenneth R. Tucker, and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Audit Committee. Messrs. Lang, Wright and Goodspeed are considered by the Board to be “audit committee financial experts” as defined by the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee, which met four (4) times during fiscal 2012, is primarily responsible for (i) overseeing the integrity of the financial statements and financial disclosures, (ii) overseeing the qualification and independence of the independent registered public accounting firm and the internal audit function, (iii) overseeing the performance of the independent registered public accounting firm and the internal audit function, (iv) providing an avenue of communication among the independent registered public accounting firm, management, the internal audit function, and the Board, and (v) overseeing the system of disclosure controls and the system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The Audit Committee performs its duties in accordance with the Charter for the Audit Committee as adopted by the Board.

Compensation Committee

The Company has a Compensation Committee (“Compensation Committee”) that presently consists of Thomas S. Sayles, Committee Chairman, Louis A. Amen, John Berberian, Darioush Khaledi, John D. Lang, Jay T. McCormack, and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Compensation Committee. The Compensation Committee, which met six (6) times during fiscal 2012, is responsible for reviewing the salaries and other compensation arrangements of all officers and for making recommendations to the Board concerning such matters. The Compensation Committee is also responsible for reviewing compensation arrangements for directors and for making recommendations to the Board concerning such matters.

Finance Committee

The Company has a Finance Committee (“Finance Committee”) that presently consists of Darioush Khaledi, Committee Chairman, Louis A. Amen, John Berberian, Mimi R. Song, Robert E. Stiles, Michael S. Trask, and Kenneth R. Tucker. Richard E Goodspeed, Chairman of the Board, is an ex officio member of the Finance Committee. The Finance Committee, which met one (1) time during fiscal 2012, is responsible for reviewing proposed financing activities, investments and loans by the Company, capitalization proposals, and making recommendations to the Board regarding such matters.

Corporate Governance and Nominating Committee

The Company has a Governance Committee that presently consists of Richard L. Wright, Committee Chairman, Oscar Gonzalez, Paul Kapioski, Mark Kidd, Michael A. Provenzano, Jr., Thomas S. Sayles, and Mimi R. Song. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Governance Committee. The Governance Committee, which met two (2) times during fiscal 2012, is responsible for (i) advising the Board on the governance structure and conduct of the Board and developing and recommending to the Board the Governance Guidelines of the Company, (ii) identifying individuals qualified to become Board members, and recommending to the Board nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between meetings, (iii) evaluating current directors for re-nomination to the Board and consulting with the Chairman of the Board with regard to appointments to any Board committees and (iv) periodically conducting an evaluation as to the organization and effectiveness of the Board and Board policies and procedures.

The Governance Committee performs its duties in accordance with the Charter for the Corporate Governance and Nominating Committee as adopted by the Board.

Risk Oversight Committee

The Company has a Risk Oversight Committee (“Risk Oversight Committee”) that presently consists of Terry R. Halverson, Committee Chairman, John Najjar, Michael S. Trask, and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Risk Oversight Committee. The Risk Oversight Committee which did not meet during fiscal 2012. The Risk Oversight Committee adopted a statement that sets forth the policies and responsibilities associated with the Company’s risk oversight process.

The objective of the Risk Oversight Committee is to assist the Board in fulfilling its responsibilities for oversight of the Company’s risk management process. The Risk Oversight Committee:

•	Oversees the Company’s efforts to align its management of risks with its strategic objectives;

•	Oversees the establishment and implementation of a risk oversight framework; and

•	Reviews the effectiveness of the risk oversight framework in the identification, assessment, monitoring and disclosure of significant risks.

Credit/Proxy Holders Committee

The Company has a Credit/Proxy Holders Committee (“Credit/Proxy Holders Committee”) that presently consists of Richard E. Goodspeed, Committee Chairman, John D. Lang, and Thomas S. Sayles. The Credit/Proxy Holders Committee, which did not meet during fiscal 2012, is responsible for final review and action regarding the terms of any proposed transaction between a Shareholder-Related Director and the Company that is not in the ordinary course of the Company’s business.

Charters of the Committees

Both the Audit and the Governance Committees of the Board have recommended, and the Board has adopted, and may amend from time to time, written charters, copies of which are available on the Company’s website at www.unifiedgrocers.com. Although the Compensation Committee does not have a charter per se, it operates pursuant to written policies and procedures as set out below.

Board Leadership Structure

Although the Board has no policy requiring the separation of the position of the Chairman of the Board and the position of the Chief Executive Officer of the Company, each position is currently held by a different person. The Board has chosen to separate these positions because the Board believes that each position is meant to oversee different tasks. The Chairman of the Board should devote his time to managing the affairs of the Board and, along with fellow members of the Board, to overseeing the Chief Executive Officer and the senior management of the Company. The Chief Executive Officer should devote his time to managing the daily business operations of the Company along with senior management of the Company. The Board currently believes that the separation of the position of the Chairman of the Board and the Chief Executive Officer of the Company is the best solution to govern the Company efficiently.

Independence

SEC rules require that a company whose securities are not listed on the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”) or the NASDAQ Exchange (“NASDAQ”) disclose in its proxy statement whether each director, nominee for director and member of its Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee are “independent.” In determining independence, the Company may select the definition of “independence” under the rules of the NYSE, AMEX or NASDAQ. The Company has selected the rules of the NYSE.

Except as described below, the Board has determined that each director is independent under the applicable rules of the NYSE and the SEC. However, the rules of the NYSE provide that a director will not be considered independent if, among other things, the director is an employee or executive officer of a company that has made payments to the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (i) $1 million or (ii) 2% of such company’s consolidated gross revenues. The Company is a retailer-owned, wholesale grocery cooperative whose Members purchase food and related products and services from the Company. Each of the Company’s directors, other than Messrs. Goodspeed, Lang and Sayles, is an owner, employee or executive officer of a supermarket operator that has purchased products and services from the Company, in each of the last three fiscal years, in excess of the greater of (i) $1 million or (ii) 2% of such grocery store chain’s gross revenues. Except for such purchases, each director would be independent under the applicable rules of the NYSE.

Nominating Procedures and Criteria

Each year the Governance Committee meets to consider potential nominees who have been recommended by security holders or security holders that have expressed to the Governance Committee their interest in serving as a director. Submissions by security holders must be made to the Governance Committee in writing, and should be accompanied by a description of the proposed nominee’s qualifications, as well as consent to serve. In addition, the Governance Committee considers security holders that members of the Governance Committee believe should be considered. Shareholder recommendations will receive the same consideration that the Governance Committee’s potential nominees receive. Finally, when deemed appropriate and necessary, the Governance Committee has employed the services of a third party search firm to identify potential nominees. During fiscal 2012 the Governance Committee did not employ the services of a third party search firm.

Essential criteria for all candidates considered by the Governance Committee include the following: integrity and ethical behavior; maturity; independence and diversity of thought; broad business or professional experience; and an understanding of business and financial affairs and the complexities of business organizations. In addition, the Governance Committee may consider other criteria, including relevant management experience and expertise; financial or accounting expertise; experience in the grocery industry, business and other experience relevant to public companies of a size comparable to the Company; experience in commercial lending or other financing activities; and an individual’s experience as a Member of the Company. Finally, the Governance Committee believes that the Company is well-served if its Board includes Members from the many geographic regions in which the Company operates as well as the diverse formats operated by Members. Thus geographic and format diversity are additional criteria considered by the Governance Committee in selecting Shareholder-Related Director nominees.

In selecting director nominees, the Governance Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance, including participation and commitment, if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of the Company.

The Board’s nominees for the Annual Meeting have been recommended by the Governance Committee, and have been selected by the full Board.

For fiscal 2013, the Governance Committee recommended sixteen director nominees, as compared to eighteen director nominees in fiscal 2012. However, the Governance Committee also recommended to the full Board that, under the direction of the Governance Committee, the Company should continue its efforts to identify qualified individuals that could be considered as Board members in the future. In this regard, emphasis will be placed on identifying both shareholders and non-shareholders with qualifications and experience that could contribute positively to the Board’s exercise of its oversight responsibilities.

Communications with Directors

Shareholders may communicate with the respective chairs of the Audit Committee, the Compensation Committee, or the Governance Committee, or with any other director, individually or as a group, by writing to any such person or group in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, California 90040.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any director upon request.

Communications that include information better addressed by the Company’s complaint hotline procedures supervised by the Audit Committee will be delivered to the hotline.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, the Company’s Compensation Committee consisted of Thomas S. Sayles, Committee Chairman, Louis A. Amen, John Berberian, Darioush Khaledi, John D. Lang, Jay T. McCormack, and Richard L. Wright, as well as Richard E. Goodspeed, ex officio member and Chairman of the Board. As Chairman of the Board, Mr. Goodspeed is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which he is entitled in his capacity as a director or committee member.

In the normal course of business, the Company has made loans and entered into leases, subleases and supply agreements with Members; provided guarantees for other third party loans and leases; and made investments in the businesses of its Members. Refer to “Transactions With Management and Other Persons” on page 41 for a description of transactions the Company has entered into with certain Members with which members of the Compensation Committee are affiliated.

PRINCIPAL SHAREHOLDERS

As of the Record Date, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholder known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company is as set forth in the table below.

Title of Class	Name and Address of Beneficial Owner	Amount of Ownership	% of Class
Class B	Mimi R. Song Super Center Concepts, Inc. 15510 Carmenita Road Santa Fe Springs, CA 90620	25,808	6.06%

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth the beneficial ownership of the Company’s Class A Shares, Class B Shares and Class E Shares, as of January 4, 2013, by each Shareholder-Related Director nominee and his or her affiliated companies, and by all Shareholder-Related Directors and their affiliated companies, as a group. Non-Shareholder-Related Directors and officers of the Company do not own any class of the Company’s stock.

	Shares Owned
	Class A Shares		Class B Shares		Class E Shares
Name and Affiliated Company *	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding
Louis A. Amen Super A Foods, Inc.	350	0.24%	12,287	2.89%	6,190	2.46%
John Berberian Berberian Enterprises, Inc.	350	0.24%	8,572	2.01%	4,140	1.64%
Oscar Gonzalez (3) Northgate Gonzalez Markets, Inc.	350	0.24%	12,785	3.00%	3,673	1.46%
Richard E. Goodspeed (4) Goodspeed & Associates	0	0.00%	0	0.00%	0	0.00%
Paul Kapioski CAP Food Services Co.	350	0.24%	24	0.01%	38	0.02%
Darioush Khaledi (1) K.V. Mart Co.	350	0.24%	17,060	4.01%	10,536	4.18%
Mark Kidd Mar-Val Food Stores, Inc.	350	0.24%	2,907	0.68%	2,179	0.87%
John D. Lang (4) Epson America, Inc.	0	0.00%	0	0.00%	0	0.00%
Jay T. McCormack Rio Ranch Markets	350	0.24%	4,107	0.96%	1,219	0.48%
John Najjar Cardiff Seaside Market, Inc.	350	0.24%	238	0.06%	204	0.08%
Thomas S. Sayles (4) University of Southern California	0	0.00%	0	0.00%	0	0.00%
Mimi R. Song (1) Super Center Concepts, Inc	350	0.24%	25,808	6.06%	26,970	10.71%
Robert E. Stiles (1)(2) Gelson’s Markets	350	0.24%	9,923	2.33%	6,465	2.57%
Michael S. Trask Stanlar Foods, Inc.	350	0.24%	17	0.00%	26	0.01%
Kenneth R. Tucker Evergreen Markets, Inc.	350	0.24%	267	0.06%	80	0.03%
Richard L. Wright Market of Choice, Inc.	350	0.24%	3,122	0.73%	1,634	0.65%
All directors and their affiliated companies as a group	4,550	3.12%	97,117	22.81%	63,354	25.16%
(1)	Elected by Class B Shareholders.

(2)	Shares owned by Arden-Mayfair, Inc., parent corporation of Gelson’s Markets. Mr. Stiles disclaims beneficial ownership of these shares.

(3)	Mr. Gonzalez is a shareholder and officer of a family-owned corporation.

(4)	Non-Shareholder-Related Director.

*	The address of each director and executive is in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, California 90040.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any person holding ten percent or more of the shares of any class are required to report their ownership and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, no officer or director failed to file a report required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis during the most recent fiscal year, except for one of our directors, Terry R. Halverson, who filed a Form 4 late for one transaction.

CODE OF FINANCIAL ETHICS

The Company has adopted a Code of Financial Ethics that applies to its principal executive officer and senior financial officers as required by the rules promulgated by the SEC. The Code of Financial Ethics has been posted to the Company’s Internet website at www.unifiedgrocers.com. The Company intends to satisfy disclosure requirements regarding amendments to, or waivers from, any provisions of its Code of Financial Ethics on its website. There were no amendments to, or waivers from, its Code of Financial Ethics during fiscal 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2012 and 2013 Compensation Highlights

For fiscal 2012, upon the recommendation of the Compensation Committee (the “Compensation Committee”), the Company paid no bonuses to senior management because certain of the financial target established by the Board for the year were not achieved. In addition, base salary for the Company’s Chief Executive Officer and senior management will remain unchanged in fiscal 2013 as compared to fiscal 2012. The Annual Executive Bonus plan criteria structure also remained unchanged for fiscal 2012.

For fiscal 2013, the Company is adopting a new long-term incentive plan to better link long-term compensation to the long-term financial performance of the Company. Under this new long-term plan, eligible officers are eligible to receive additional compensation at the end of a four-year vesting period based on the value created for the Company’s shareholders as reflected in the change in the exchange value of the Company’s shares, certain patronage and other dividends paid, and the change in the Company’s non-allocated retained earnings.

The Compensation Committee

Committee Members

The Compensation Committee consists of eight directors, Thomas S. Sayles (Chairman), Louis A. Amen, John Berberian, Darioush Khaledi, John D. Lang, Jay T. McCormack and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Compensation Committee. Each of the Compensation Committee members served on the Compensation Committee throughout the year. The Board has determined that each member of the Committee is “independent” as that term is defined under the rules of the NYSE with the exception of those Shareholder-Related Directors discussed above under “Independence.” The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Committee held six (6) meetings during fiscal 2012 that at times included executive sessions without management.

Role of the Compensation Committee

The Compensation Committee’s purpose is to:

•	determine the Company’s performance goals and personal objectives relevant to the compensation of each corporate officer;

•	evaluate the performance of each corporate officer in light of those goals and objectives;

•	determine the compensation of each corporate officer based on this evaluation;

•	make recommendations to the Board with respect to incentive compensation plans;

•	make recommendations to the Board with respect to compensation and performance goals for the Chief Executive Officer;

•	make recommendations to the Board with respect to compensation of the directors; and

•	monitor and review the Company’s qualified and non-qualified benefit plans and make recommendations to the Board with respect to such plans.

Compensation Committee Process

Annual Evaluation

The Compensation Committee meets near the beginning of each fiscal year to (i) evaluate the performance of all corporate officers, including the named executive officers, (ii) determine their annual bonuses for the prior fiscal year, (iii) establish their base salaries for the current fiscal year, and (iv) with input from the Chief Executive Officer as described below, establish the Company’s performance goals and each officer’s personal objectives for the current fiscal year. The evaluation process includes the Compensation Committee’s consideration of each officer based on numerous criteria, including the relative importance to the Company and the relative difficulty of the officer’s assigned responsibilities and objectives, the achievement of those responsibilities and objectives, the officer’s experience, the relative value of the officer’s contribution to the success of the Company, and the overall financial results of the Company for the most recent fiscal year. The Company tracks the performance of individual initiatives throughout the year, and the results are part of the evaluation process. In addition, the Company’s performance goals are incorporated into the Company’s annual budget that is approved by the Board. Typically, the Chief Executive Officer and the Company’s President and General Counsel are present during the evaluation process except when the Compensation Committee discusses the performance of such individuals. The determinations of the Compensation Committee with respect to the compensation of the Chief Executive Officer are subject to the approval of the Board.

At the Company’s 2011 Annual Meeting, approximately 86% of the votes cast supported the Company’s say-on-pay resolution. The Compensation Committee considered the results of the advisory vote and input from members of the Board, who represent some of the Company’s largest shareholders, who expressed no significant concerns about the Company’s compensation practices. While the Compensation Committee did not change its fiscal 2013 compensation programs as a result of the 2011 say-on-pay vote, its shareholder engagement was one of the factors driving its adoption of the Tier II bonus in fiscal 2012 and a long-term incentive plan in fiscal 2013 to better link long-term compensation to the long-term financial performance of the Company.

Management’s Role in Determining Executive Compensation

At the request of the Compensation Committee, the Chief Executive Officer provides the Compensation Committee with an evaluation of each officer’s performance for the prior year and a recommendation for such officer’s personal objectives, target bonus and salary for the current fiscal year.

Compensation Consultant and Periodic Competitive Assessments of Total Compensation

In performing its compensation evaluations, from time to time the Compensation Committee engages the services of an independent consultant to review and provide recommendations with respect to the compensation of executive officers in order to assist the Compensation Committee in its assessment of the competitiveness of the Company’s compensation arrangements. Pearl Meyer & Partners was selected by the Committee as its compensation consultant after a process that considered several qualified firms. In fiscal 2008, the Committee retained Pearl Meyer & Partners to assess the base salaries, bonuses, benefits and perquisites of all executive officers, including the named executive officers at that time (the “2008 Compensation Survey”). In fiscal 2011, Pearl Meyer & Partners conducted a new compensation survey (the “2011 Compensation Survey”). Other than its role as consultant to the Committee, Pearl Meyer & Partners performs no work for the Company.

Pearl Meyer & Partners was engaged directly by, and reported directly to, the Compensation Committee in connection with the 2008 Compensation Survey and the 2011 Compensation Survey. As part of its reviews, Pearl Meyer & Partners conducted interviews with the Compensation Committee members and selected executives to gather information and perspectives regarding the Company and its compensation and benefit programs. While Pearl Meyer & Partners interacted with management during the course of the reviews to gather information, data and perspectives, its study results and recommendations were developed and reported by Pearl Meyer & Partners directly to the Compensation Committee. Pearl Meyer & Partners attended Compensation Committee meetings to present results, answer questions and advise the Committee with respect to its reviews.

During fiscal 2012, the Compensation Committee consulted with Pearl Meyer & Partners regarding developments and best practices in executive compensation matters. Such consultations were educational in nature. In addition, during fiscal 2011, Pearl Meyer & Partners was engaged to examine the Company’s officer retirement programs and incentive plans. The engagement continued into fiscal 2012, with the result of that engagement being the adoption by the Company of the long-term incentive program described below for application in fiscal 2013 and subsequent years.

The Compensation Committee referred to the 2008 Compensation Survey when the Compensation Committee reviewed and approved executive compensation for fiscal 2011. The Compensation Committee referred to the 2011 Compensation Survey when the Compensation Committee reviewed and approved executive compensation for fiscal 2012 and 2013. The Compensation Committee intends to continue to update the compensation survey at least every three years with the assistance of Pearl Meyer & Partners or another comparable consulting firm. The Compensation Committee’s reason for revising the compensation survey every three years as opposed to every year is that the Compensation Committee does not believe that the executive compensation benchmarks or the comparable companies (the “Peer Group”) are likely to have significant changes every one or two years.

Due to the lack of public information concerning wholesale grocery cooperatives comparable in size to the Company, when conducting the 2008 Compensation Survey Pearl Meyer & Partners established a Peer Group of 19 companies (see list below) in the distribution, wholesale and retail grocery industries with annual revenues between $2.3 billion and $9.0 billion for determining the competitiveness of executive compensation, benefits and perquisites. Peer Group information was supplemented by information from published and private compensation surveys and other data developed by Pearl Meyer & Partners. In selecting the industries represented in the Peer Group, Pearl Meyer & Partners considered the fact that the Company often recruits its executives from these industries. The Peer Group for the 2008 Compensation Survey was as follows:

2008 Compensation Survey - Peer Companies
The Andersons, Inc.	Nash Finch Company
BJ’s Wholesale Club, Inc.	The Pantry, Inc.
Casey’s General Stores, Inc.	Ruddick Corp.
Chiquita Brands International, Inc.	Spartan Stores, Inc.
Core-Mark Holding Co. Inc.	Stater Bros. Holdings Inc.
Del Monte Foods Company	Supervalu, Inc.
Dole Food Company, Inc.	United Natural Foods, Inc.
Ingles Markets, Inc.	Weis Markets, Inc.
Land O’ Lakes, Inc.	Whole Foods Market, Inc.
Longs Drug Stores Corp.

The 2011 Compensation Survey was conducted by Pearl Meyer & Partners in a similar manner as the 2008 Compensation Survey. The Peer Group consisted of 19 companies (see list below) in the distribution, wholesale and retail grocery industries with annual revenues between $2.0 billion and $9.0 billion. Particular emphasis was placed on the compensation information from other cooperatives in our industry. The Peer Group for the 2011 Compensation Survey was as follows:

2011 Compensation Survey - Peer Companies
The Andersons, Inc.	Nash Finch Company
Associated Wholesale Grocers	The Pantry, Inc.
BJ’s Wholesale Club, Inc.	Ruddick Corp.
Casey’s General Stores, Inc.	Spartan Stores, Inc.
Chiquita Brands International, Inc.	Stater Bros. Holdings Inc.
Core-Mark Holding Co. Inc.	United Natural Foods, Inc.
Del Monte Foods Company	Wakefern Foods
Dole Food Company, Inc.	Weis Markets, Inc.
Flowers Foods Inc.	Whole Foods Market, Inc.
Ingles Markets, Inc.

Pearl Meyer & Partners determined from the results of both the 2008 Compensation Survey and the 2011 Compensation Survey (together, the “Compensation Surveys”) that, at the times of both such surveys, the Company’s total direct compensation (as defined below) for the executive positions surveyed was at or below the 25th percentile of the Peer Group on both an actual and target basis. The Compensation Surveys found total remuneration was between the 25th and 50th percentile after including other compensation and change in pension values (as defined below). The Compensation Surveys also found the following with respect to the individual elements of total compensation: base salaries (50th percentile of Peer Group); total cash compensation (“TCC”), defined as salaries plus actual bonuses (50th percentile of Peer Group); total direct compensation (“TDC”), defined as base salary plus bonus plus long term incentive (25th percentile of Peer Group); and benefits plus perquisites (above the 75th percentile of Peer Group). In conducting the Compensation Surveys, Pearl Meyer & Partners noted that certain officers bear responsibilities in addition to those borne by officers in the Peer Group with similar titles. In conducting the 2008 Compensation Survey, Pearl Meyer & Partners noted that the absence of a long-term or equity incentive plan resulted in the below market TDC, and that the Executive Salary Protection Plan, as amended (“ESPP”), served as a partial substitute for a long-term incentive plan, which resulted in the findings with respect to benefits and total remuneration. As part of the 2011 Compensation Survey, Pearl Meyer & Partners conducted an extensive re-examination of the extent to which total direct compensation is below the targeted 50th percentile of the Peer Group due to the lack of a long-term or equity incentive plan and presented to the Compensation Committee options for a potential long-term incentive plan. The Compensation Committee extended its engagement of Pearl Meyer & Partners for the purpose of further analyzing the elements of the Company’s compensation practices, including continuing work with respect to developing a long-term incentive plan. In December 2012, the Compensation Committee adopted the long-term incentive plan described below for executive officers for application in fiscal 2013 and subsequent years.

The Compensation Committee considered the findings and recommendations of Pearl Meyer & Partners, including the results of the 2008 Compensation Survey, in making compensation decisions for all executive officers, including the named executive officers, for fiscal years 2010 and 2011. The Compensation Committee considered the findings and recommendations of Pearl Meyer & Partners, including the results of the 2011 Compensation Survey, in establishing the compensation levels for all executive officers, including the named executive officers, for fiscal years 2012 and 2013.

Compensation Philosophy

The Compensation Committee’s compensation philosophy is that compensation of executive officers should encourage creation of shareholder value and the achievement of strategic corporate objectives by attracting, retaining and motivating executives critical to the Company’s long-term growth and profitability. In support of this philosophy, the Compensation Committee believes that:

•

the total compensation of each executive should be competitive with the total compensation paid to executives with comparable duties by other companies in the Company’s peer groups, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance;

•

generally, total compensation for executive officers should be targeted to the 50th percentile of the total compensation (prior to fiscal 2012, the target was between the 50th and 60th percentiles of the total compensation) paid to officers with comparable duties by companies in an appropriate peer group;

•

the bonus program should motivate each executive to achieve specific Company performance goals and personal objectives established by the Committee, without encouraging undue or unreasonable risk-taking by employees; and

•	the bonuses and long-term compensation programs should serve to align the executive’s interests with those of the Company’s shareholders.

Following its consideration of the executive compensation review discussed above, the Compensation Committee affirmed this compensation philosophy.

Elements of Executive Compensation

Base Salaries

The chart below shows the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for fiscal years 2012, 2011 and 2010:

Name	Title	Year	Base Salary (%)	Non-Equity Incentive Plan (%)	All Other Compensation (%)
Alfred A. Plamann	Chief Executive Officer	2012	87	0	13
		2011	60	32	8
		2010	60	32	8

Richard J. Martin	Executive Vice President, Finance and Administration and Chief Financial Officer	2012	84	0	16
		2011	62	27	11
		2010	62	27	11

Robert M. Ling, Jr.	President and General Counsel	2012	87	0	13
		2011	62	29	9
		2010	63	28	9

Philip S. Smith (1)	Executive Vice President, Chief Marketing/Procurement Officer	2012	84	0	16
		2011	62	27	11
		2010	61	27	12

Joseph L. Falvey	Senior Vice President, Sales	2012	74	0	26
		2011	61	16	23

(1)	Mr. Smith retired from the Company effective December 31, 2012.

In determining base salaries, the Compensation Committee considers the officer’s responsibilities, experience, individual performance, and past and potential contributions to the Company’s business. To ensure that the base salaries are competitive, the Compensation Committee also periodically reviews an independent survey of executive compensation and compares the base salaries to those paid by other companies in the Company’s peer group for similar positions. The Company last conducted an executive compensation review in fiscal 2011. In establishing base salaries for fiscal 2012 and 2013, the Compensation Committee considered the results of the 2011 Compensation Survey prepared by Pearl Meyer & Partners described above. In establishing the base salaries for fiscal 2011 the Compensation Committee considered the results of the 2008 Compensation Survey prepared by Pearl Meyer & Partners described above. Generally, base salaries are targeted to the 50th percentile of the base salaries paid to officers with comparable duties by companies in the distribution, wholesale and retail grocery industries that are of a similar size and similar performance (prior to fiscal 2012, the target was between the 50th and 60th percentiles of base salaries). Base salaries are reviewed annually, and adjusted from time to time to increase salaries to competitive levels after taking into account individual responsibilities, experience, performance and contribution to the Company. Salary earned for fiscal 2012, 2011, and 2010 for each of the named executive officers is set forth in the Summary Compensation Table below.

Cash Bonuses

In recognition of the correlation between the Company’s performance and the enhancement of shareholder value, the Company’s officers may earn annual cash bonuses. The Company has established a plan for senior management, under which each of the Company’s officers other than the Chief Executive Officer is eligible to earn an annual cash bonus. The Chief Executive Officer’s annual cash bonus is determined separately by the Board upon the recommendation of the Compensation Committee. Prior to fiscal 2013, the Company did not have a long-term or equity incentive plan for the Chief Executive Officer or any other member of management.

Under the annual bonus plan for senior management, the Compensation Committee establishes for each officer at the beginning of each fiscal year a target bonus and a maximum bonus, each determined as a percentage of the officer’s base salary. The bonus target percentage of base salary is 60% for the Chief Executive Officer, 50% for the President and Executive Vice Presidents and 30% for Senior Vice Presidents. However, if the performance level of the Company does not reach an established minimum performance threshold, no bonus is earned.

For fiscal years 2010 through 2011, the minimum performance threshold had two components: (i) the average return on capital employed (“ROCE”) must be at least 15% and (ii) the pre-bonus EBITDAP (earnings before interest, taxes, depreciation, amortization and patronage dividends) must be at least 80% of the budget approved by the Board. If that minimum performance threshold was met, the performance level of each officer was weighted (i) 75% to the achievement of certain Company performance goals based on the annual budget approved by the Board, of which 40% was based on pre-bonus EBITDAP, 20% was based on sales and 15% was based on expense ratio (which is determined by measuring the distribution, selling and administrative expense as a percentage of sales); and (ii) 25% to the achievement of certain personal objectives. The goals and objectives are established annually by the Compensation Committee and approved by the Board. If the Company exceeds or falls short of the specified targets, the bonus percentage will be adjusted accordingly.

For fiscal 2012 and 2013, the minimum performance threshold consists of only one component: the pre-bonus EBITDAP. The pre-bonus EBITDAP must be at least 80% of the budget approved by the Board (the ROCE component that existed in prior years was eliminated). If that minimum performance threshold is met, the performance level of each officer is then dependent upon the achievement of certain Company performance goals based on the annual budget approved by the Board (the personal objectives component that existed in prior years was eliminated). The achievement of the Company performance goals are weighted 40% based on pre-bonus EBITDAP, 40% based on sales and 20% based on expense ratio. For the fiscal year 2012, the minimum threshold for the EBITDAP was not met; therefore, no bonuses were awarded for fiscal year 2012.

Also for fiscal 2012 and 2013, the Compensation Committee, in part in response to the results of the 2011 Compensation Survey, which found that target bonuses for certain executives were below the Company’s stated compensation goals, adopted an annual Tier II bonus for the following eligible officers: the Chief Executive Officer, the President, all Executive Vice Presidents and all Senior Vice Presidents. The Tier II bonus is in addition to the bonuses described above that such officers are eligible to receive. The Tier II bonus target percentage for the Chief Executive Officer is set by the Compensation Committee. The Tier II bonus target percentage for the other eligible officers is set by the Chief Executive Officer, with the approval of the Compensation Committee, and was set at levels for each eligible officer designed to make the total target bonus of the officer (the bonus described above plus the Tier II bonus) at approximately the 50th percentile of target bonuses for similar positions in similar companies in the Peer Group according to the 2011 Compensation Survey. The Tier II bonus target percentage of base salary is 30% for the Chief Executive Officer, 25% for the President, between 15% and 20% for the Executive Vice Presidents and between 9% and 12% for the Senior Vice Presidents. The Tier II bonus has the following two components: (i) 60% of the Tier II targeted bonus is awardable if there is an increase in sales to the Company’s top thirty (30) customers as of the fiscal year end of at least 4%; and (ii) 40% of the Tier II targeted bonus is awardable if the Compensation Committee, in its discretion, determines that the Company has successfully increased sales in other ways, including, but not limited to, sales of new products and sales to new customers. For fiscal year 2012, the minimum threshold for the EBITDAP was not met, therefore, no Tier II bonuses were awarded for fiscal year 2012.

The Compensation Committee, on the recommendation of the Chief Executive Officer or on its own initiative, may adjust the annual bonus, based on individual contributions to the overall performance of the Company. Pursuant to the annual officer bonus plan, the Compensation Committee approved no bonus for senior management for fiscal 2012 and approved bonuses for senior management totaling approximately $1,686,000 for fiscal 2011 and $1,707,000 for fiscal 2010.

The Chief Executive Officer’s annual cash bonus is based on the Company’s and the Chief Executive Officer’s achievement of Company performance goals and personal objectives established at the beginning of the fiscal year by the Board upon the recommendation of the Compensation Committee. The Compensation

Committee evaluates the Chief Executive Officer against the established goals and objectives and considers evaluations of the Chief Executive Officer by each member of the Board. For fiscal years 2012, 2011 and 2010, the Company performance goals used for determining the annual bonus of the Chief Executive Officer were the same as the Company performance goals used for determining the annual bonuses of the other named executive officers under the annual officer bonus plan. For these years, the Chief Executive Officer’s personal objectives included the Chief Executive Officer’s effectiveness in planning and implementing the strategy of the Company, the Chief Executive Officer’s business management skills including setting clear goals and objectives and setting a good example for ethics and compliance issues, the Chief Executive Officer’s talent management including mentoring senior executives, building team spirit and motivating the employees, and the Chief Executive Officer’s personal effectiveness, including the Chief Executive Officer’s relationship with the Board and the Board committees and communication skills.

In recognition of the Chief Executive Officer’s efforts, and pursuant to the foregoing goals and objectives, the Board approved no bonus for fiscal 2012 and bonuses in the amounts of $420,000 and $409,200 for fiscal 2011 and 2010, respectively, as recommended by the Compensation Committee.

The tables below contain information relating to the targets and actual results of each performance goal and bonus awarded under the officer bonus plan to the named executive officers in fiscal 2012.

Performance Goal	Minimum Threshold	Actual
Pre-bonus EBITDAP, as a percentage of budget	80.0%	72.9%

	Approved Budget	Actual	Bonus Weight Percentage	Bonus Percentage
Company goals (amounts in thousands, except for percentages)
Pre-bonus EBITDAP	$64,408	$49,887	40.0	0.0
Sales	$3,960,000	$3,796,272	40.0	23.5
Expense ratio	7.99%	7.76%	20.0	29.9

Total Company goals				53.4
Individual goals				0

Annual cash bonus plan rate				53.4

The bonus awarded for fiscal year 2012 to each of the named executive officers is set forth in the Summary Compensation Table below.

Name	2012 Base Salary	Bonus Target Percentage of Base Salary	Total Bonus Percentage of Target Achieved for Fiscal 2012	Bonus awarded for Fiscal 2012
Alfred A. Plamann	$830,000	60%	0.0%	$0
Richard J. Martin	420,000	50	0.0	0
Robert M. Ling, Jr.	550,000	50	0.0	0
Philip S. Smith (1)	400,000	50	0.0	0
Joseph L. Falvey	315,000	30	0.0	0

(1)	Mr. Smith retired from the Company effective December 31, 2012.

Over the past three years, the Company has not achieved performance in excess of the target level. The average approximate payout of bonuses as a percentage of base salaries for the named executive officers over the past three years has been 30%. Generally, the Compensation Committee sets the target level such that the relative difficulty of achieving the target level is consistent from year to year.

Incentive Compensation Recoupment Policy

Effective with fiscal 2008, the Company adopted an Incentive Compensation Recoupment Policy. Under this policy, the Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee after January 1, 2009 if and to the extent that: (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that subsequently are reduced due to a restatement; (b) the Board or an appropriate committee determines that the employee engaged in any fraud or willful misconduct that caused or contributed to the need for the restatement; and (c) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded; provided that the Company will not seek to recover bonuses or incentive compensation paid more than three years prior to the date the applicable restatement is disclosed. The Compensation Committee affirmed this policy for fiscal 2013.

Long-Term or Equity Incentives

Prior to fiscal 2013, the Company has not provided long-term or equity incentive awards. For fiscal 2013, the Company will continue to provide no equity incentive awards but is adopting a Long-Term Incentive Program (“LTIP”) for senior management to align officers’ interests with those of shareholders by linking compensation to the long-term financial success of and value creation at the Company, provide a balance to the short-term focus of the annual cash bonuses and help the Company attract and retain executive talent by making the Company’s total compensation offerings to officers more competitive. Under the LTIP, each year, eligible officers will receive appreciation units (“Units”). The Chief Executive Officer, the President, Executive and Senior Vice Presidents are eligible to receive Units. Vice Presidents of the Company may be awarded Units at the discretion of the Compensation Committee.

Under the LTIP, each Unit will have a value equal to the increase, or appreciation, in the Company’s exchange value per share for a share of the Class A or Class B stock of the Company, plus cumulative cooperative patronage dividends, cash dividends and non-allocated retained earnings attributable to such share over the vesting period of the Units. The Units will vest in equal monthly installments over a period of four fiscal years (the “Performance Cycle”) and be paid out at the end of the Performance Cycle. For example, the Units awarded for fiscal 2013 will vest over the Performance Cycle starting on September 30, 2012 and ending on October 1, 2016 and be paid out shortly thereafter, subject to the review and approval of the Compensation Committee and deferral elections of participants.

The following table sets forth the number of Units the Company intends to award for fiscal 2013 to its named executive officers, the share value underlying such Units (the “Share Value Underlying Units”) and potential values of those Units to the executive officers at the end of the four-year Performance Cycle based on two potential compound average growth rates (“CAGRs”). The Share Value Underlying Units is equal to the number of Units multiplied by $316.11 per share, the exchange value per share as of September 29, 2012. The Share Value Underlying Units in the following table is not an amount of compensation to be received by the executive officer, but is rather the value of the shares used as a basis to calculate the appreciation of the Units. For example, if over the four-year Performance Cycle the Units were to increase in value at a CAGR of 5.5% (the historical CAGR for the increase in the Company’s exchange value per share, payment of dividends and/or the setting aside of non-allocated retained earnings for the four fiscal years 2009 to 2012), then at the end of the Performance Cycle (i.e., the end of fiscal 2016), the amount to be paid to the Chief Executive Officer on the 15,200 Units awarded to him would be $1,136,305. The following table sets forth the potential values of the awarded Units using historical CAGRs.

Name	Title	Units to be Awarded	Share Value Underlying Units (1)	Potential Value of Units at End of Four-Year Performance Cycle
				5.5% CAGR (2)	10.9% CAGR (3)
Alfred A. Plamann	Chief Executive Officer	15,200	$4,800,000	$1,136,305	$2,468,915
Richard J. Martin	Executive Vice President, Finance and Administration and Chief Financial Officer	3,800	$1,200,000	$284,076	$617,229
Robert M. Ling, Jr.	President and General Counsel	7,600	$2,400,000	$568,152	$1,234,458
Philip S. Smith (4)	Executive Vice President, Chief Marketing/Procurement Officer	0	$0	$0	$0
Joseph L. Falvey	Senior Vice President, Sales	1,900	$600,000	$142,038	$308,614

(1)	Share Value Underlying Units is equal to the number of Units multiplied by $316.11 per share, the exchange value per share as of September 29, 2012.
(2)	Assumes Unit appreciation over the four-year Performance Cycle at a 5.5% CAGR, the historical CAGR for the increase in the Company’s exchange value per share, payment of dividends and/or the setting aside of non-allocated retained earnings for the four fiscal years 2009 to 2012.
(3)	Assumes Unit appreciation over the four-year Performance Cycle at a 10.9% CAGR, the historical CAGR for the increase in the Company’s exchange value per share, payment of dividends and/or the setting aside of non-allocated retained earnings for the eight fiscal years 2005 to 2012.
(4)	Mr. Smith retired from the Company effective December 31, 2012.

In addition to the awards set forth in the table above, the Company intends to award 1,900 Units (underlying share value of $600,000 and potential value to the officer at the end of the Performance Cycle, as calculated above, of $142,038, assuming a 5.5% CAGR, or $308,614, assuming a 10.9% CAGR) each to its six other Senior Vice Presidents and 950 Units (underlying value of $300,000 and potential value to the officer at the end of the Performance Cycle, as calculated above, of $71,019, assuming a 5.5% CAGR, or $154,307, assuming a 10.9% CAGR) each to five of its Vice Presidents. In total, the Company intends to award 44,650 Units (underlying value of $14,100,000 and potential value to the officers at the end of the Performance Cycle, as calculated above, of $3,337,895, assuming a 5.5% CAGR, or $7,252,439, assuming a 10.9% CAGR) to its officers for fiscal 2013.

The LTIP provides that in the event of an officer’s termination, (i) if such termination is voluntary by an officer with less than four years of service as an officer of the Company or is by the Company for cause, all outstanding Units for active Performance Cycles (i.e., Performance Cycle that has not ended) will be forfeited, and (ii) if such termination is voluntary by an officer with more than four years of service as an officer of the Company, is for death or disability of an officer or is by the Company without cause, Units awarded for active Performance Cycles will vest only as to the number of full months worked during such Performance Cycles and payment for such vested Units shall be made following the end of such Performance Cycles, subject to compliance with non-competition restrictions. In the event of a change in control of the Company, all unvested Units will immediately vest in full and be paid out based on the exchange value per share upon the closing of the change in control transaction.

Termination and Severance Benefits

The Company has entered into an employment agreement with the Chief Executive Officer that includes termination and severance benefits, and severance agreements with each of the other Named Executive Officers, which are described under “Compensation of Directors and Executive Officers—Executive Employment, Termination and Severance Agreements” below. The Compensation Committee believes that these termination and severance arrangements are an important part of overall compensation for our named executive officers because they help to secure the continued employment and dedication of our named executive officers.

Pension Benefits

Consistent with the Company’s objective to attract and retain qualified personnel, the Company provides pension benefits to employees, including officers, pursuant to the Company’s defined benefit pension plan. Through the end of fiscal 2012, the Company also provided supplemental retirement benefits to its officers pursuant to an Executive Salary Protection Plan, as amended (the “ESPP”), which was frozen as of the end of fiscal 2012. For fiscal 2013 and subsequent years, the Company intends to replace the ESPP with a Supplemental Executive Retirement Plan (“SERP”). Each of these retirement benefits are described under “Compensation of Directors and Executive Officers—Pension Benefits” below.

Deferred Compensation Plans

Employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan (the “SSP”) adopted pursuant to Section 401(k) of the Internal Revenue Code. Certain highly compensated employees, including, but not limited to, officers, may also defer income from their earnings through voluntary contributions to the Company’s Amended and Restated Deferred Compensation Plan, which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit pursuant to a contribution and “matching” component of the Company’s plans. The contribution and matching components of the plans are subject to limitations set forth in regulations applicable to Section 401(k) plans generally and the Company’s plans specifically. The amount of these additional contributions made during fiscal 2012 for the benefit of the named executive officers is set forth in the footnotes to the Summary Compensation Table below. Both plans are described under “Nonqualified Deferred Compensation” below.

Additional Benefits

Executive officers are entitled to a supplemental officer health insurance benefit and an officer retiree medical benefit, which are described under “Compensation of Directors and Executive Officers—Officer Health Insurance Plan” below, and a supplemental disability insurance benefit, which is described under “Officer Disability Insurance” below.

Compensation Decisions for Fiscal 2012 and Fiscal 2013

Fiscal 2012

During fiscal 2012, the Compensation Committee continued to apply the compensation philosophy described above in determining the compensation of the named executive officers. With consideration given to the 2011 Compensation Survey and the Company’s performance objectives, personal performance objectives, internal pay equity and other factors, including the recent and ongoing difficult economic conditions nationally and in the markets in which the Company operates and the Company’s response to those challenges, the

Compensation Committee, on the recommendation of the Chief Executive Officer, determined that base salaries for Mr. Plamann and all other officers of the Company, including all of the named executive officers, would be increased for fiscal 2012.

The base salary for Mr. Plamann was $830,000 during fiscal 2012 and $800,000 during fiscal 2011. Mr. Plamann received no bonus in 2012, while he received a bonus of $420,000 in 2011. Mr. Plamann has received an increase in base salary in each of the past three years, averaging 2% per year, and a bonus in two of the past three years, averaging $276,400 per year (including in such average fiscal 2012, for which no bonus was paid). For a description of Mr. Plamann’s employment agreement, see “Compensation of Directors and Executive Officers—Executive Employment, Termination and Severance Agreements” below.

In determining Mr. Plamann’s total compensation for fiscal 2012, the Compensation Committee considered the following:

•

Company performance: The Company’s performance was below the targeted amount for pre-bonus EBITDAP, slightly below the targeted amount of sales and an expense ratio slightly better than the target. The Compensation Committee noted the failure of the Company to achieve the pre-bonus EBITDAP as the basis for its decision not to award a bonus to Mr. Plamann for fiscal 2012.

•

Individual performance: Mr. Plamann’s achievement of certain personal objectives, including effectively planning and implementing the strategy of the Company, setting clear goals and objectives, setting a good example for ethics and compliance issues, mentoring senior executives, building team spirit, motivating the employees, establishing a good relationship with the Board and Board Committees, and demonstrating effective communication skills.

•

Internal pay equity: The relationship between each element of Mr. Plamann’s compensation, on the one hand, and the compensation of each of the Company’s other executive officers, on the other hand; and the relationship between the aggregate value of Mr. Plamann’s compensation, on the one hand, and the median compensation of the Company’s other executive officers, on the other hand.

•	Other factors: The absence of any long-term or equity incentive plan, the results of the 2011 Compensation Survey, and input from individual directors.

As discussed above, the Compensation Committee increased the base salary for the other named executive officers in fiscal 2012. The base salaries for fiscal 2012 were as follows: Robert M. Ling, Jr., President and General Counsel, $550,000; Richard J. Martin, Executive Vice President, Finance and Administration and Chief Financial Officer, $420,000; Philip S. Smith, Executive Vice President, Chief Marketing/Procurement Officer, $400,000; and Joseph L. Falvey, Senior Vice President, Sales, $315,000. The Compensation Committee’s philosophy is that each executive officer’s bonus should be designed to motivate that executive to achieve the specific Company performance goals and personal objectives established by the Compensation Committee and to align the interests of the executive officer with those of shareholders. Since the Company’s performance was below the targeted amount for pre-bonus EBITDAP, the Compensation Committee determined not to award cash bonuses to the Company’s officers for fiscal 2012. Overall, for 2012, the other named executive officers received a 6% increase in base salary from 2011 and no cash bonuses in fiscal 2012. The other named executive officers have received an increase in base salaries in each of the past three years, averaging 3% per year, and aggregate bonuses in each of the past two years, averaging approximately $423,600 per year (including in such average fiscal 2012, for which no bonus was paid). In determining each of the other named executive officers’ total compensation package, the Compensation Committee considered the following:

•	Company performance: The Company’s performance was below the targeted amount for pre-bonus EBITDAP, slightly below the targeted amount of sales and an expense ratio slightly better than the target

•

Individual performance: The officer’s responsibilities, experience, individual performance, and past and potential contributions to the Company’s business, and achievement of specific personal objectives.

•	Other factors: The absence of any long-term or equity incentive plan, the deductibility of the compensation, and the results of the 2011 Compensation Survey.

Fiscal 2013

The Compensation Committee, upon Mr. Plamann’s recommendation, decided that base salaries should remain unchanged from fiscal 2012 levels. Accordingly, for fiscal 2013, Mr. Plamann’s base salary will be $830,000, with a target bonus of 60% of base salary and a target Tier II bonus of 30% of base salary; Mr. Ling’s base salary will be $550,000, with a target bonus of 50% of base salary and a target Tier II bonus of 25% of base salary; Mr. Martin’s base salary will be $420,000, with a target bonus of 50% of base salary and a target Tier II bonus of 15% of base salary; and Mr. Falvey’s base salary will be $315,000, with a target bonus of 30% of base salary and a target Tier II bonus of 12% of base salary. Mr. Smith retired from the Company effective December 31, 2012.

For fiscal 2013, the Compensation Committee also recommended, and the Company intends to adopt, the LTIP for eligible officers, including the named executive officers, to better align officers’ interests with those of shareholders by linking compensation to the long-term financial success of and value creation at the Company, provide a balance to the short-term focus of the annual cash bonuses and help the Company attract and retain executive talent by making the Company’s total compensation offerings to officers more competitive. Under the LTIP, the named executive officers will be awarded Units to provide long-term incentive compensation as described above under “Elements of Executive Compensation – Long-Term or Equity Incentives.”

Tax and Accounting Implications

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a company that is an SEC registrant generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the shareholders of the Company.

We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. Except for the Chief Executive Officer, the non-performance based compensation paid in fiscal 2011 to any of our executive officers, as calculated for purposes of Section 162(m) of the Code, did not exceed the $1.0 million limit, and, with the exception of the Chief Executive Officer, we do not expect that the non-performance based compensation to be paid in fiscal 2013 to any of our executive officers will exceed the $1.0 million limit.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes that it is in compliance with the statutory provisions and regulations promulgated thereunder. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation” below.

Conclusion

The Compensation Committee believes that the Compensation Committee’s compensation policies encourage creation of shareholder value and achievement of strategic corporate objectives. The Compensation Committee believes that for fiscal 2012 the total cash compensation for each of the named executive officers is competitive with the total cash compensation paid to executives of other companies in the Company’s Peer Group that are of similar size and performance. In addition, the Compensation Committee believes that the annual cash bonus program and the new LTIP motivates the executives to achieve specific Company performance goals and personal objectives established by the Board and the Compensation Committee and align the executive’s interests with those of the Company’s shareholders.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Report of the Compensation Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in the 2013 Proxy Statement and incorporated by reference in the Annual Report on Form 10-K for the year ended September 29, 2012 filed with the Securities and Exchange Commission. The Board has approved that recommendation.

Dated: January 4, 2013

Compensation Committee Members

Thomas S. Sayles, Chairman

Richard E. Goodspeed, Ex Officio Member

Louis A. Amen

John Berberian

Darioush Khaledi

John D. Lang

Jay T. McCormack

Richard L. Wright

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

The following table summarizes the compensation paid to or earned by the Chief Executive Officer (Principal Executive Officer), the Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer) and the three other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for services to the Company in all capacities for the last three fiscal years.

In reviewing the Summary Compensation Table, the following information should be considered:

•

Salary and Bonus data includes amounts deferred by the Named Executive Officers under the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and amounts deferred by the Named Executive Officers under the Company’s non-qualified Amended and Restated Deferred Compensation Plan. See the discussion of these plans on page 31, “Qualified and Nonqualified Deferred Compensation Plans.”

•

“Change in Pension Value” represents the actuarial increases in the present value of the pension plans available to each Named Executive Officer. Such plans include the Company’s defined benefits plans and the ESPP. See discussion of these plans on page 28, “Pension Benefits.” The determination of the change in pension value is highly dependent upon the discount rate utilized, which may change from year to year, thereby impacting the reported change in pension value from year to year.

•

“Nonqualified Deferred Compensation Earnings” represent the earnings or (losses) on the amounts deferred by the Named Executive Officer pursuant to the deferred compensation plans that are above market or interest on amounts deferred in excess of 120% of the applicable federal long-term rate as prescribed by the Internal Revenue Code. There were no Nonqualified Deferred Compensation Earnings, as defined above, for the Named Executive Officers during the last three fiscal years.

•	The Components of “All Other Compensation” are set forth in the table that appears in footnote (2) of the Summary Compensation Table.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value ($)(1)	All Other Compensation ($)(2)	Total ($)
Alfred A. Plamann	2012	822,500	—	1,111,427	124,153	2,058,080
Chief Executive Officer (Principal Executive Officer)	2011	793,750	420,000	259,442	112,745	1,585,937
	2010	775,000	409,200	1,100,363	106,121	2,390,684

Richard J. Martin	2012	416,250	—	684,980	79,720	1,180,950
Executive Vice President, Finance and	2011	401,250	176,000	318,156	69,330	964,736
Administration and Chief Financial Officer	2010	390,000	171,600	690,081	68,939	1,320,620
(Principal Financial Officer)

Robert M. Ling, Jr	2012	545,000	—	876,425	87,188	1,508,613
President and General Counsel	2011	491,154	230,000	583,154	76,017	1,380,325
	2010	460,000	202,400	995,432	71,264	1,729,096

Philip S. Smith (3)	2012	396,250	—	483,366	74,195	953,811
Executive Vice President, Chief Marketing / Procurement Officer	2011	380,000	167,500	166,768	70,136	784,404
	2010	365,000	160,600	657,806	68,658	1,252,064

Joseph L. Falvey	2012	323,635	—	546,458	114,485	984,578
Senior Vice President, Sales	2011	315,000	83,500	297,579	120,267	816,346

(1)	The change in pension value represents compensation to the executive in the form of an increase in the value of the executive’s pension over the fiscal year. It is based on a number of factors, including changes in employee compensation, discount rates and years of service. The change in pension value is highly sensitive to changes in the discount rate applied. The discount rates used in determining the change in pension value were 4.00%, 5.25% and 5.25% in 2012, 2011 and 2010, respectively, for the pension plan and 3.25%, 4.50% and 4.25% in 2012, 2011 and 2010, respectively, for the ESPP. The changes in pension plan are not current cash compensation paid to the executive.

The following table sets forth the compensation paid to or earned by the Named Executive Officers excluding the changes in pension value plan value.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Alfred A. Plamann	2012	822,500	—	124,153	946,653
Chief Executive Officer (Principal Executive Officer)	2011	793,750	420,000	112,745	1,326,495
	2010	775,000	409,200	106,121	1,290,321

Richard J. Martin	2012	416,250	—	79,720	495,970
Executive Vice President, Finance	2011	401,250	176,000	69,330	646,580
and Administration and Chief Financial Officer (Principal Financial Officer)	2010	390,000	171,600	68,939	630,539

Robert M. Ling, Jr.	2012	545,000	—	87,188	632,188
President and General Counsel	2011	491,154	230,000	76,017	797,171
	2010	460,000	202,400	71,264	733,664

Philip S. Smith (3)	2012	396,250	—	74,195	470,445
Executive Vice President, Chief Marketing / Procurement Officer	2011	380,000	167,500	70,136	617,636
	2010	365,000	160,600	68,658	594,258

Joseph L. Falvey	2012	323,635	—	114,485	438,120
Senior Vice President, Sales	2011	315,000	83,500	120,267	518,767

(Footnotes continued on following page)

(Footnotes continued from previous page)

(2)	All Other Compensation includes the following amounts:

Name		Automobile Allowance ($)	Company’s Contribution to SSP ($)(a)	Company’s Contribution to Deferred Compensation Plan ($)	Company Paid Premium on the Executive Life Plan ($)	Company Paid Premium for the Executive Medical Reimbursement Plan(b)	Housing Expense	Tax Gross Ups ($)(c)	Total ($)
Alfred A. Plamann	2012	30,091	16,934	44,984	10,424	14,771	—	6,949	124,153
	2011	28,934	16,612	40,862	9,187	11,025	—	6,125	112,745
	2010	27,821	16,508	39,901	8,364	7,950	—	5,577	106,121

Richard J. Martin	2012	27,786	11,298	19,075	4,074	14,771	—	2,716	79,720
	2011	26,717	17,188	8,502	3,539	11,025	—	2,359	69,330
	2010	25,690	15,862	14,251	3,112	7,950	—	2,074	68,939

Robert M. Ling, Jr.	2012	27,786	16,832	25,056	1,646	14,771	—	1,097	87,188
	2011	26,717	16,535	19,303	1,462	11,025	—	975	76,017
	2010	25,690	16,517	18,843	1,358	7,950	—	906	71,264

Philip S. Smith (3)	2012	27,786	16,845	10,811	2,389	14,771	—	1,593	74,195
	2011	26,717	16,466	12,363	2,139	11,025	—	1,426	70,136
	2010	25,690	16,515	15,217	1,972	7,950	—	1,314	68,658

Joseph L. Falvey	2012	25,465	20,197	—	927	14,771	52,506	619	114,485
	2011	24,486	18,760	1,100	822	11,025	63,525	549	120,267

(a)	Unified Grocers, Inc. Sheltered Savings Plan (“SSP”).

(b)	This amount includes the Executive Medical Reimbursement Plan premiums paid while Named Executive Officers are active. The Named Executive Officers may be entitled to additional benefits under the Officer Retiree Medical Plan upon termination of employment (please refer to the potential payments tables under termination, retirement and change in control for present values of such benefits).

(c)	Tax gross ups represent the taxes paid on the face value of the executive life insurance policies.

(3)	Mr. Smith retired from the Company effective December 31, 2012.

Stock-Based Compensation

The Company does not offer any stock-based compensation to its employees or directors. However, for fiscal 2013, the Company is adopting the LTIP described above.

Pension Benefits

Defined Benefit Plans and Executive Salary Protection Plan

The Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. The Pension Plan consists of a defined benefit plan based on final average compensation and a cash balance plan. The defined benefit portion of the Pension Plan provides benefits based on years of service through December 31, 2001 and final average compensation. Effective January 1, 2002, the cash balance plan was included as part of the Pension Plan for post January 1, 2002 accruals. Benefits earned under the Pension Plan are equal to the sum of the benefits accrued under both the defined benefit plan and cash balance plan. There is no offset under the Pension Plan for Social Security.

As of December 31, 2001, years of service under the defined benefit plan were grandfathered and will not increase. Employees will receive benefits under the defined benefit plan based on years of service as grandfathered on December 31, 2001 and final average compensation. As of December 31, 2001, credited years of service under the defined benefit plan for Named Executive Officers were: Mr. Plamann, 12 years; Mr. Ling, 5 years; Mr. Martin, 3 years; Mr. Smith, 7 years; and Mr. Falvey, 2 years.

The cash balance portion of the Pension Plan is expressed in the form of a hypothetical account balance. Commencing at the end of calendar year 2002 and annually thereafter, a participant’s hypothetical cash balance account will be increased by (i) pay credits based on a percentage of compensation for that year, from 4% to 10% based on years of service and age, and (ii) interest credits based on the participant’s hypothetical account balance at the thirty year U.S. Treasury Bond rate, with a minimum guarantee of 5%. Benefits under the cash balance portion of the plan are generally stated as a cash balance account value and will be distributed as an annuity.

The Company’s Executive Salary Protection Plan, as amended (the “ESPP”), provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company. The financing of this benefit is facilitated through the purchase of life insurance policies, the premiums of which are paid by the Company. The eligibility provisions of the ESPP were frozen on September 30, 2012 (the “ESPP Freeze”), and accordingly no employee that is either hired or becomes an officer on or after such date can become a participant or recommence participation in the ESPP.

The ESPP is generally designed to provide eligible officers with retirement benefits when they reach age 62. The combination of payments under the ESPP and the Company’s Pension Plan is designed to provide pension benefits equal to approximately 65% of the participant’s final pay (defined as the highest annualized base salary and car allowance received in the three years prior to separation or retirement). In the past, employees became eligible to participate in the ESPP after three years of service as an officer of the Company in the position of Vice President or higher. Upon eligibility, officers received credit for years of service with the Company at the rate of 5% of final pay for each year of service up to a maximum of 13 years. In the event of the occurrence of a change in control, the participant shall be vested 100% and credited with an additional three (3) years of service, or as provided in a participant’s employment agreement or severance agreement, whichever is greater, for purposes of calculating the participant’s benefit under the ESPP. Officers first elected after January 1, 1999 receive credit only for years of service as an officer. Payments under the ESPP are discounted for executives who elect to receive benefits prior to age 62. In May 2003, the Board approved amendments to the ESPP (the “Plan Amendments”). The Plan Amendments maintain the eligibility features described above, except that an officer must complete three years of service as an officer to be eligible and five years of service as an officer to be fully vested in the plan. In addition, officers receive 1% of final pay for each year of service in excess of 13 years. The Plan Amendments also provide that officers elected after the effective date of the Plan Amendments receive service credit for years of service as an officer of the Company at the rate of 4.33% of final average pay (defined as the average of the five highest years of base salary, car allowance and bonus compensation received in the ten years prior to separation or retirement) up to a maximum of 15 years. Thereafter, officers receive an additional 1% of final average pay for each year of service in excess of 15 years. As of December 31, 2012, credited years of service under the ESPP for Named Executive Officers were: Mr. Plamann, 22 years; Mr. Martin, 14 years; Mr. Ling, 16 years; Mr. Smith, 18 years; and Mr. Falvey, 12 years. Officers employed as of the effective date of the Plan Amendments shall receive benefits equal to the greater of the amount calculated pursuant to either the ESPP, as it existed prior to the Plan Amendments (with the additional 1% of final pay for each year in excess of 13), or as amended.

As a result of the ESPP Freeze, officers with fifteen (15) years of service or more under the ESPP will accrue no further benefits under the ESPP, and officers participating in the ESPP as of the Plan Freeze who had less than fifteen (15) years of service continue to accrue benefits under the ESPP until they have fifteen (15) years of service under the ESPP. In addition, the compensation used to determine benefits under the ESPP will not consider any compensation earned after September 30, 2012, effectively freezing the final pay and final average pay as defined by the plan at the level on September 30, 2012.

The following table provides information with respect to each pension plan that provides for payments or other benefits at, following or in connection with retirement. The amounts below are based upon the present value of accumulated benefits as of September 29, 2012, the measurement date of the Company as required by accounting principles generally accepted in the United States of America (“GAAP”). Please see the Company’s discussion in our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 29, 2012.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)
Alfred A. Plamann	Cash balance plan	22	730,188	—
	ESPP	22	11,824,610	—

Richard J. Martin	Cash balance plan	13	475,337	—
	ESPP	14	4,264,301	—

Robert M. Ling, Jr.	Cash balance plan	15	436,869	—
	ESPP	16	5,185,262	—

Philip S. Smith	Cash balance plan	17	587,701	—
	ESPP	18	4,267,758	—

Joseph L. Falvey	Cash balance plan	12	326,926	—
	ESPP	12	1,837,176	—

(1)	Retirement is assumed to be at the earliest ages at which the benefits are payable unreduced (or a date specified by the officer for the ESPP). The Named Executive Officers are assumed to continue with the Company until they reach the age at which they can receive benefits at unreduced amounts based on their age plus number of years of service as an officer of the Company.

(2)	No pre-retirement decrements have been assumed in determining the present value of accrued benefits.

Following the ESPP Freeze described above, the Company anticipates adopting a Supplemental Executive Retirement Plan (“SERP”) in fiscal 2013 to provide supplemental post-termination retirement income to officers of the Company based on defined contributions made to the plan during the course of service as an officer of the Company. The SERP will be a non-qualified defined contribution type plan under which benefits are derived from an account balance for each participating officer. The account balance will be credited each year with a notional Company contribution based on the officer’s compensation, calculated as base salary plus bonus, earned during a fiscal year and the officer’s executive level at the end of the fiscal year. Plan participants may select from a variety of investment options concerning how the contribution is invested similar to the Company’s non-qualified deferred compensation plan.

Company contributions to the SERP for each participating officer will be based on a percentage of the officer’s compensation for the fiscal year, with the percentage dependent upon the officer’s position within the Company at the end of a fiscal year. The following table sets forth the anticipated contribution percentages for fiscal years in which the SERP is in effect for the entire fiscal year.

Executive Level	Contribution Percentage
Chief Executive Officer	30%
President	25%
Executive Vice President	20%
Senior Vice President	15%
Vice President	10%

Upon termination of employment or death, the participant’s vested account balance will be payable over a period of from 5 to 15 years, or immediately following a change in control, as elected by the participant upon entry into the plan. Vesting is based on years of service as an officer at the rate of 20% per year. After 5 years of service as an officer or following a change in control, the account will be 100% vested. An account may be forfeited in the event a participant is terminated for cause or engages in activity in competition with the Company.

Qualified and Nonqualified Deferred Compensation Plans

Certain Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code, which is a qualified plan, and the Company’s Amended and Restated Deferred Compensation Plan, which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit, up to established limits. Amounts deferred by an employee are credited with earnings or losses based on the employee’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. Distributions are paid in accordance with the employee’s elections with regard to the timing and form of distributions. The amount of these additional contributions made during fiscal 2012 for the benefit of the Principal Executive Officer, Principal Financial Officer and other Named Executive Officers is set forth in the footnotes to the Summary Compensation Table.

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)
Alfred A. Plamann	47,923	44,984	461,332	—	3,568,238
Richard J. Martin	90,492	19,075	124,782	—	787,830
Robert M. Ling, Jr.	50,046	25,056	65,717	—	532,934
Philip S. Smith	42,102	10,811	43,760	—	518,542
Joseph L. Falvey	—	—	2,191	—	12,430

(1)	This column shows amounts that are also reported as salary, bonus or non-equity incentive plan awards in the Summary Compensation Table above. Those amounts, as well as amounts in the “Aggregate Balance” column that represent salary or bonus that were reported in the Summary Compensation Tables in prior years, are quantified in the table below.

Name	Amount included in both Non-Qualified Deferred Compensation Table and 2012 Summary Compensation Table ($)	Amount included in both Non-Qualified Deferred Compensation Table and previously reported in Prior Years’ Summary Compensation Table ($)	Total Amounts included in both Non-Qualified Deferred Compensation Table and 2012 or Prior Years’ Summary Compensation Table ($)
Alfred A. Plamann	47,923	1,838,006	1,885,928
Richard J. Martin	90,492	765,055	855,547
Robert M. Ling, Jr.	50,046	288,950	338,996
Philip S. Smith	42,105	500,327	542,428
Joseph L. Falvey	—	—	—

(2)	Amounts in this column are included in “All Other Compensation” in the Summary Compensation Table above.

(3)	Amounts in these columns are not included in the Summary Compensation Table above.

Officer Health Insurance Plans

The Board approved, effective January 1, 2001, an executive medical reimbursement plan (the “Executive Medical Reimbursement Plan” or “EMRP”) and an officer retiree medical plan (the “Officer Retiree Medical Plan” or “ORMP”) for officers and their eligible dependents. Pursuant to the EMRP, officers will be eligible for payment by the insurance plan of the portion of eligible expenses not covered under the Company’s health insurance plan. Under the ORMP, officers who are at least 55 years of age and have seven years service with the Company as an officer will be eligible to participate in the ORMP following termination of employment. Benefits under the ORMP are the same as under the base retiree medical plan offered to non-union employees but with no annual premium caps, plus dental and vision benefits, continuation of the EMRP during retirement and extension of benefits for eligible dependents following the officer’s death. Former officers (and surviving spouses) must enroll in Medicare Parts A and B when they reach age 65 at which time Medicare becomes the primary carrier and the ORMP becomes secondary. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected. Effective October 1, 2011, the ORMP was amended to provide that officers, during retirement, are required to pay twenty-five (25%) percent of the ORMP premium to maintain coverage. The eligibility provisions of the ORMP were frozen effective September 30, 2012, and accordingly no employee that is either hired or becomes an officer on or after such date can become a participant or recommence participation in the ORMP.

Officer Disability Insurance

The Board approved, effective January 1, 2001, a supplemental disability insurance plan for officers that provides 100% of their pre-disability base salary while on a disability leave for up to two years. This disability coverage will be coordinated with existing sick leave, state disability insurance, short-term disability insurance, and long-term disability plans available to all employees so that the officer disability insurance is a supplemental benefit. During the first six months of disability, state disability insurance and short-term disability insurance pay 66 2/3% of the employee’s salary and officer disability insurance pays 33 1/3%. After six months of disability, state disability insurance and long-term disability insurance pays 50% of the employee’s salary and officer disability insurance pays the remaining 50%.

Potential Payments Upon Retirement, Death, Disability, Termination or Change-In-Control

The following sections describe agreements between the Company and the Named Executive Officers if certain events were to occur. At the start of each section a table illustrates the potential payments to the Named Executive Officers if the certain event had occurred on September 29, 2012 (the “Measurement Date”). None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed the Named Executive Officers under existing benefit plans. In addition, Named Executive Officers would also be due any accrued vacation amounts. None of the events described have occurred as of September 29, 2012, the Company’s most recent fiscal year-end. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Officer Retirement

As discussed above on page 28, “Pension Benefits,” the Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. Additionally, the Company’s ESPP plan, which was frozen as of September 30, 2012, provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company, and the Company anticipates adopting a SERP in fiscal 2013 to provide supplemental post-termination retirement income to officers of the Company based on defined contributions made to the plan during the course of service as an officer of the Company.

The following table illustrates the estimated amounts that would be payable to each Named Executive Officer if he were to have retired on September 29, 2012. No Named Executive Officers retired on that date. Mr. Smith subsequently retired on December 31, 2012. The amounts due to Mr. Smith will be calculated at the time of his retirement. Distribution of the amounts due an executive are made pursuant to an individual’s distribution elections, plan terms, and other regulatory constraints.

	Alfred A. Plamann Age 70	Richard J. Martin Age 67	Robert M. Ling, Jr. Age 55	Philip S. Smith Age 62	Joseph L. Falvey Age 52
Cash Balance Plan (1)	$730,188	$475,337	$436,869	$587,701	$326,926
ESPP (1)	11,824,610	4,264,301	5,185,262	4,267,758	1,837,176
Deferred Compensation Plan	3,568,238	787,830	532,934	518,542	12,430
ORMP (1)	300,373	368,085	798,649	506,251	—
Life Insurance (2)	1,245,000	630,000	825,000	600,000	498,000

Total	$17,668,409	$6,525,553	$7,778,714	$6,480,252	$2,674,532

(1)	Amounts represent the net present value of the accumulated benefit at the Measurement Date (September 29, 2012).

(2)	Amount of death benefit.

Officer Death & Disability

As discussed above under “Officer Health Insurance Plans” and “Officer Disability Insurance,” the Company provides certain benefits to the executive officers of the Company. The following table illustrates estimated payments to Named Executive Officers or their beneficiaries if either death or disability had occurred on September 29, 2012.

	Alfred A. Plamann		Richard J. Martin		Robert M. Ling, Jr.		Philip S. Smith		Joseph L. Falvey
	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)
Officer Disability Insurance (1)	—	760,833	—	385,000	—	504,167	—	366,667	—	288,750
Life Insurance	1,660,000	—	840,000	—	1,100,000	—	800,000	—	630,000	—

(1)	Amounts are payable over two (2) years and reflect only the supplemental officer disability insurance.

Executive Termination and Severance Agreements

The Company has an employment agreement with Alfred A. Plamann, the Company’s Chief Executive Officer, with an effective date of February 5, 1996. Mr. Plamann’s contract has a term of three years and is automatically extended for successive one-year terms on the anniversary of the effective date of the contract unless either party provides notice of an intention to terminate the contract at least eleven months prior to such anniversary date. The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann’s resignation, death or disability, as defined. Except if termination is for cause or is due to Mr. Plamann’s resignation for good reason (as defined), death or disability, Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

The Company and Mr. Ling have executed a severance agreement. The agreement provides for severance payments in the event the executive’s employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by the executive for good reason (as defined), or (iii) by the executive without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three-year period. In the event of the occurrence of a change in control, Mr. Ling shall be credited with an additional five (5) years of service for purposes of calculating his benefits under the ESPP. In the event of the occurrence of the specified termination events, the executive is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

The Company and Messrs. Martin and Smith have executed severance agreements. Each agreement provides for severance payments in the event the executive’s employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by the executive for good reason (as defined), or (iii) by the executive without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three-year period. In the event of the occurrence of a change in control, the executive shall be credited with an additional five (5) years of service for purposes of calculating his benefits under the ESPP. In the event of the occurrence of the specified termination events, the executive is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

The Company and Mr. Falvey have also executed a severance agreement providing a severance benefit equal to one year’s salary and bonus based on the highest annual salary and the highest incentive bonus paid over the prior three years in the event of the occurrence of specified termination events. These include termination (i) by the Company other than for cause, death or extended disability, and (ii) by the executive for good reason (as defined).

The following table illustrates the estimated amounts that would be payable to each Named Executive Officer if he were to have terminated, voluntarily or involuntarily, at September 29, 2012. None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed the Named Executive Officers under existing benefit plans. In addition, Named Executive Officers would also be due any accrued vacation benefits.

		Payable pursuant to Employment or Severance Agreements		Payable pursuant to Benefit Plans
		Salary (2) ($)	Bonus (2) ($)	Cash Balance Plan (3)(4) ($)	ESPP (3)(4) ($)	Deferred Compensation (4) ($)	ORMP (3)(4) ($)	Total ($)

Alfred A. Plamann	Voluntary Termination	—	—	730,188	11,824,610	3,568,238	300,373	16,423,409
	Constructive (1) or Involuntary Termination	2,490,000	1,260,000	730,188	11,824,610	3,568,238	300,373	20,173,409
	Termination for Cause	—	—	730,188	11,824,610	3,568,238	300,373	16,423,409

Richard J. Martin	Voluntary Termination	—	—	475,337	4,264,301	787,830	368,085	5,895,553
	Constructive (1) or Involuntary Termination	840,000	352,000	475,337	4,264,301	787,830	368,085	7,087,553
	Termination for Cause	—	—	475,337	4,264,301	787,830	368,085	5,895,553

Robert M. Ling, Jr.	Voluntary Termination	—	—	417,560	5,024,894	532,934	798,649	6,774,037
	Constructive (1) or Involuntary Termination	1,100,000	460,000	417,560	5,024,894	532,934	798,649	8,334,037
	Termination for Cause	—	—	417,560	5,024,894	532,934	798,649	6,774,037

Philip S. Smith	Voluntary Termination	—	—	600,744	4,267,758	518,542	506,251	5,893,295
	Constructive (1) or Involuntary Termination	800,000	335,000	600,744	4,267,758	518,542	506,251	7,028,295
	Termination for Cause	—	—	600,744	4,267,758	518,542	506,251	5,893,295

Joseph L. Falvey	Voluntary Termination	—	—	316,581	1,470,737	12,430	—	1,799,748
	Constructive (1) or Involuntary Termination	315,000	83,500	316,581	1,470,737	12,430	—	2,198,248
	Termination for Cause	—	—	316,581	1,470,737	12,430	—	1,799,748

(1)	Constructive Termination is termination for “good reason,” which is defined in Mr. Plamann’s Employment Agreement and the other officers’ Severance Agreements to mean “an adverse change in the Executive’s status or position in effect immediately prior to the date of this agreement or a reduction in the Executive’s base salary.”

(2)	Salary and bonus are paid in a lump sum.

(Footnotes continued on following page)

(Footnotes continued from previous page)

(3)	Amounts represent the net present value of the accumulated benefit at September 29, 2012, the last day of fiscal year 2012, and commence immediately, or on a date specified by the officer for the ESPP or at the earliest date of first eligibility in the case of the Cash Balance Plan.

(4)	Payments are made based on Plan documents as described above in “Pension Benefits,” “Nonqualified Deferred Compensation” and “Officer Health Insurance Plans.” Estimated amounts due are not additional amounts, but are the current benefits due to the Named Executive Officers under the previously described plans.

The following table illustrates the estimated amounts that would be payable to each Named Executive Officer if there had been a change-in-control event as of September 29, 2012. None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed the Named Executive Officers under existing benefit plans. In addition, Named Executive Officers would also be due any accrued vacation benefits.

	Alfred A. Plamann	Richard J. Martin	Robert M. Ling, Jr.	Philip S. Smith	Joseph L. Falvey
Salary (1)	$2,490,000	$840,000	$1,100,000	$800,000	$315,000
Bonus (1)	1,260,000	352,000	460,000	335,000	83,500
Cash Balance Plan (2)(3)	730,188	475,337	417,560	600,744	316,581
ESPP (2)(3)	12,674,104	4,884,886	5,786,743	4,620,288	2,165,120
Deferred Compensation (3)	3,568,238	787,830	532,934	518,542	12,430
ORMP (2)(3)	300,373	368,085	798,649	506,251	—

Total	$21,022,903	$7,708,138	$9,095,886	$7,380,825	$2,892,631

(1)	Salary and bonus are paid in a lump sum.

(2)	Amounts represent the net present value of the accumulated benefit at September 29, 2012, the last day of fiscal year 2012 and commence immediately, or on a date specified by the officer for the ESPP or at the earliest date of first eligibility in the case of the Cash Balance Plan.

(3)	Payments are made based on Plan documents as described above in “Pension Benefits,” “Qualified and Nonqualified Deferred Compensation Plans” and “Officer Health Insurance Plans.” Estimated amounts due are not additional amounts, but are the current benefits due to the Named Executive Officers under the previously described plans.

Director Compensation

Board Compensation

Overview

The compensation policy for members of the Board for fiscal 2013 remains unchanged from fiscal 2012.

Compensation Committee Analysis

In June 2011, the Compensation Committee retained Pearl Meyer & Partners to conduct a review of the compensation of the Board to ensure that it continued to be reasonable, competitive and reflective of the changing environment for director compensation. Pearl Meyer & Partners looked at the same Peer Group of 19 companies used for the 2011 Compensation Survey and compared the compensation levels and programs of such companies to those of the Company for its non-shareholder directors. All aspects of director compensation were reviewed, including the annual retainer, board meeting fees, equity compensation, committee compensation (for both the chairperson and members) and total compensation. Based on the results of the survey, Pearl Meyer & Partners determined that (i) total director compensation was well below the 25th percentile of the Peer Group due to the lack of director equity compensation and below-market committee compensation (particularly for chairpersons), (ii) the differential between the non-executive chairman’s compensation and that of other directors was less at the Company than at the Peer Group of companies and (iii) the total board costs were closer to the 50th percentile due to the large number of directors (16 at Unified versus an average of seven for the Peer Group). Based on the results of this review, the Board made several changes to director compensation in 2012.

Fiscal 2012 and 2013 Board Compensation Policy

Under the Company’s current director compensation policy, each Shareholder-Related Director receives an annual payment of $25,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and the board of any subsidiary of the Company, if applicable. Directors who are non-Shareholder-Related Directors receive an annual payment of $75,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and the board of any subsidiary of the Company, if applicable. Each director receives additional compensation of $1,500 for each Board meeting attended, and $1,000 for each committee or subsidiary board meeting attended, not to exceed $2,000 if multiple meetings are attended on any given day. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board receives additional annual compensation of $25,000, the 1st and 2nd Vice-Chairmen receive additional annual compensation of $3,000 each, the chairman of the Audit Committee receives additional annual compensation of $10,000, the chairmen of the Compensation Committee and the Governance Committee receive additional annual compensation of $5,000 each and the chairmen of other committees receive additional annual compensation of $1,000 each. In addition, directors are reimbursed for Company related expenses.

Beginning in fiscal 2007, directors became eligible to participate in the Company’s Amended and Restated Deferred Compensation Plan, described above.

Compensation Paid to Directors in Fiscal 2012

The following table sets forth the compensation paid to our non-employee directors in fiscal 2012.

Name	Fees Earned or paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Louis A. Amen	44,000	—	—	—	—	—	44,000
John Berberian	43,500	—	—	—	—	—	43,500
Oscar Gonzalez	41,500	—	—	—	—	—	41,500
Richard E. Goodspeed	124,500	—	—	—	—	—	124,500
Terry R. Halverson (2)	38,000	—	—	—	—	—	38,000
Paul Kapioski	39,000	—	—	—	—	—	39,000
Darioush Khaledi	46,500	—	—	—	—	—	46,500
Mark Kidd	40,500	—	—	—	—	—	40,500
John D. Lang	106,000	—	—	—	—	—	106,000
Jay T. McCormack	47,000	—	—	—	—	—	47,000
John Najjar	47,000	—	—	—	—	—	47,000
Michael A. Provenzano, Jr. (3)	39,000	—	—	—	—	—	39,000
Thomas S. Sayles	93,500	—	—	—	—	—	93,500
Mimi R. Song	36,500	—	—	—	—	—	36,500
Robert E. Stiles	37,500	—	—	—	—	—	37,500
Michael S. Trask	43,500	—	—	—	—	—	43,500
Kenneth Ray Tucker	42,500	—	—	—	—	—	42,500
Richard L. Wright	51,000	—	—	—	—	—	51,000

(1)	Amounts include compensation that was deferred by the directors pursuant to the Company’s Amended and Restated Deferred Compensation Plan as discussed above.

(2)	Mr. Halverson will not be standing for re-election at the Company’s 2013 annual shareholders’ meeting.

(3)	Mr. Provenzano resigned from the Board on October 16, 2012.

AUDIT COMMITTEE REPORT

The Report of the Audit Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board (the “Audit Committee”) operates pursuant to a written charter first approved by the Board on December 13, 2005. The charter is assessed annually for adequacy by the Audit Committee, which recommends proposed changes to the Board. The Board reviewed the charter during the December 11, 2012 meeting and no amendments were made to the charter. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Company management has the primary responsibility for the Company’s financial reporting process, principles and internal controls, as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented.

The Audit Committee: (1) has reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2012; (2) has obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States; (3) has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as currently in effect; (4) has received the written disclosures and the letter from Deloitte & Touche LLP regarding independence required by the Public Company Accounting Oversight Board (United States), as currently in effect; (5) has reviewed and discussed with Deloitte & Touche LLP the registered public accounting firm’s independence; and (6) has considered whether the provision of non-audit services provided by them to the Company during fiscal 2012 was compatible with maintaining Deloitte & Touche LLP’s independence.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s registered public accounting firm is independent.

Based on the review and discussions described above and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements described in the report of Deloitte & Touche LLP dated December 14, 2012, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2012 for filing with the Securities and Exchange Commission.

Dated: December 11, 2012

Audit Committee Members

John D. Lang, Chairman

Richard E. Goodspeed, Ex Officio Member

Oscar Gonzalez

Jay T. McCormack

John Najjar

Kenneth R. Tucker

Richard L. Wright

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Audit Committee is responsible for appointing the Company’s independent registered public accounting firm. For fiscal 2012 and 2011, the Audit Committee appointed Deloitte & Touche LLP to serve in this capacity. The Audit Committee has not yet selected the Company’s independent registered public accounting firm for fiscal 2013. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will also be available to answer appropriate questions from shareholders.

The aggregate fees billed to the Company by Deloitte & Touche LLP with respect to services performed for fiscal 2012 and 2011 are as follows:

	2012	2011
Audit fees (1)	$1,416,500	$1,520,600
Audit-related fees (2)	32,700	22,000
Tax fees (3)	—	5,015
All other fees (4)	—	8,760

Total	$1,449,200	$1,556,375

(1)	Audit fees consisted of fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2012 and 2011.

(2)	Audit-related fees consisted of fees billed by Deloitte & Touche LLP for services rendered to the Company for SEC registration statement review, services reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees, and technical accounting assistance for fiscal 2012 and 2011.

(3)	Tax fees consisted principally of fees billed by Deloitte & Touche LLP for assistance relating to tax compliance and reporting for fiscal 2012 and 2011.

(4)	All other fees consist of fees not reported as audit fees, audit-related fees, or tax fees.

The Audit Committee, pursuant to its policies, administers the Company’s engagement of Deloitte & Touche LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Deloitte & Touche LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services. The Audit Committee, in reliance on management and the independent registered public accounting firm, has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm on any service activity of $25,000 or larger. The Audit Committee has granted management the right to initiate non-audit service activities for less than $25,000 with subsequent approval by the Audit Committee, with such approval given no later than the completion of the audit.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

Members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services that are of the type generally offered by the Company to its similarly situated eligible Members.

Since the programs listed below are only available to Members of the Company, it is not possible to assess whether transactions with Members of the Company, including entities affiliated with directors of the Company, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms that are generally consistent with terms available to other Members similarly situated.

All related party transactions with Members affiliated with directors of the Company, as described below, are subject to the following review process: any transaction involving a loan, loan guarantee, lease guarantee or sublease is first reviewed by the Company’s Loan Committee. The Loan Committee is comprised of members of management of the Company. If approved by the Loan Committee, the proposed transaction is reviewed by the Finance Committee of the Board. If approved by the Finance Committee, the matter is reviewed by the full Board. Final review and approval of the proposed transaction rests with the Credit/Proxy Holders Committee.

The following subsections provide a brief description of related party transactions with Members affiliated with directors of the Company.

Loans and Loan Guarantees

Unified provides loan financing and loan guarantees to its Members. The Company had the following loans outstanding at September 29, 2012 to Members affiliated with the following directors of the Company:

(dollars in thousands)
Director	Aggregate Loan Balance at September 29, 2012	Maturity Date
Michael A. Provenzano, Jr.	$5,822	2013-2014

The Company’s wholly-owned finance subsidiary, Grocers Capital Company (“GCC”) is a party to an Amended and Restated Credit Agreement (the “Loan Agreement”), dated July 1, 2011, with PRM Family Holding Company, LLC (“PRM”) and Bank of America, N.A., which is both the administrative agent and a lender under the Loan Agreement (“Bank of America”). Michael A. Provenzano, Jr., a director of the Company at that time, is a shareholder, director and officer of PRM. Under the terms of the Loan Agreement, GCC loaned PRM $5 million in the form of a note receivable under which GCC is to receive monthly interest payments at 8% per annum on the outstanding principal balance and quarterly principal repayments of $225,000 commencing January 1, 2013 and continuing through July 1, 2014, with the note maturing and the balance of the note due to GCC on August 1, 2014. The loan by GCC is effectively subordinate to a $40 million line of credit by Bank of America also made under the Loan Agreement, which is scheduled for repayment on July 1, 2014.

On May 30, 2012, GCC, PRM and Bank of America entered into a first amendment to, and waiver of certain provisions of, the Loan Agreement (the “First Amendment and Waiver”). Under the First Amendment and Waiver, Bank of America and GCC agreed to waive the past non-compliance by PRM of certain covenants contained in the Loan Agreement. On August 13, 2012, GCC, PRM and Bank of America entered into a second amendment to, and waiver of certain provisions of, the Loan Agreement (the “Second Amendment and Waiver”). Under the Second Amendment and Waiver, the $40 million line of credit by Bank of America is reduced to $33.4 million effective September 30, 2012 and $30 million effective December 31, 2012, and Bank of America and

GCC have agreed to waive the past non-compliance by PRM of certain covenants contained in the Loan Agreement. PRM has made all required interest payments to date, and the Company believes that it will be able to recover the full amount of the note receivable.

Michael A. Provenzano, Jr. resigned as a director of the Company effective October 16, 2012.

Lease Guarantees and Subleases

The Company provides lease guarantees and subleases to its Members. The Company has executed lease guarantees or subleases to Members affiliated with directors of the Company at September 29, 2012 as follows:

(dollars in thousands)
Director	No. of Stores	Total Current Annual Rent	Total Guaranteed Rent	Expiration Date(s)
Michael A. Provenzano, Jr. (1)	2	$341	$5,758	2027-2032
John Berberian	2	310	1,482	2017-2018
Mimi R. Song	2	670	6,275	2020-2023

(1)	Mr. Provenzano resigned as a director of the Company effective October 16, 2012.

Supply Agreements

During the course of its business, the Company enters into individually negotiated supply agreements with Members of the Company. These agreements require the Member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. The Company has executed supply agreements with Members affiliated with directors of the Company at September 29, 2012 as follows:

Director	Expiration Date
Oscar Gonzalez	6/27/2015
Jay T. McCormack	10/01/2015
Michael A. Provenzano, Jr. (1)	4/27/2015	*
Mimi R. Song	12/31/15

*	The supply agreement with Mr. Provenzano will expire in the later of the Company’s fiscal year 2015 or the year in which all obligations set forth in the Loan Agreement are paid in full.

(1)	Mr. Provenzano resigned as a director of the Company effective October 16, 2012.

Transactions with Executive Officers

In December 2000, to facilitate Senior Vice President Daniel J. Murphy’s relocation to Southern California, the Company loaned to Mr. Murphy, pursuant to a note, $0.1 million with interest of 7.0% per annum payable quarterly and principal due at the option of the holder. During fiscal year 2011, the interest rate was modified to 3.0%.

VOTING ON OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the proxy holders intend to vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board and the authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. The 2014 annual meeting of shareholders is presently expected to be held on or about February 19, 2014.

SEC rules provide that any shareholder proposal to be included in the proxy statement for the Company’s 2014 annual meeting must be received by the Secretary of the Company at the Company’s office at 5200 Sheila Street, Commerce, California 90040 on or before September 19, 2013, in the form that complies with applicable regulations. If the date of the 2014 annual meeting is advanced or delayed more than 30 days from the date of the Annual Meeting, shareholder proposals intended to be included in the proxy statement for the 2014 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2014 annual meeting. Upon any determination that the date of the 2014 annual meeting will be advanced or delayed by more than 30 days from the date of the Annual Meeting, the Company will disclose that change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to the Company on or before December 3, 2013, the proxies solicited by the Board for the 2014 annual meeting of shareholders will confer authority on the proxy holders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2014 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.

ANNUAL REPORT ON FORM 10-K

The Company’s annual report to shareholders for the fiscal year ended September 29, 2012 accompanies or has preceded this Proxy Statement, but is not deemed to be a part of the proxy solicitation material. The annual report contains financial statements of the Company and the report thereon of Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2012, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary of Unified at the address of Unified’s principal executive office shown on the first page of this Proxy Statement. The Annual Report on Form 10-K is also available on the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors

Robert M. Ling, Jr.,
President and General Counsel

Dated:    January 7, 2013

PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF

UNIFIED GROCERS, INC.

FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 20, 2013

The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints RICHARD E. GOODSPEED, ALFRED A. PLAMANN and ROBERT M. LING, JR. attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares and Class B Shares which the undersigned is entitled to vote, at the annual meeting of shareholders of Unified Grocers, Inc. to be held on February 20, 2013, or at any adjournment or postponement thereof, as follows:

1.	ELECTION OF DIRECTORS.

Election of Thirteen Directors by Class A Shares.

Nominees: Louis A. Amen, John Berberian, Oscar Gonzalez, Richard E. Goodspeed, Paul Kapioski, Mark Kidd, John D. Lang, Jay T. McCormack, John Najjar, Thomas S. Sayles, Michael S. Trask, Kenneth R. Tucker and Richard L. Wright

☐    FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors recommends a vote for all nominees).

☐    WITHHOLD AUTHORITY to vote for all nominees listed above.

Election of Three Directors by Class B Shares.

Nominees: Darioush Khaledi, Mimi R. Song and Robert E. Stiles

☐    FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors recommends a vote for all nominees).

☐    WITHHOLD AUTHORITY to vote for all nominees listed above.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

☐    FOR

☐    AGAINST

☐    ABSTAIN

The Board of Directors recommends that you vote “FOR” the election of each of the nominees in Proposal No. 1 and “FOR” Proposal 2. All proposals to be acted upon are proposals of the Board of Directors. If any other business is properly presented at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, this proxy shall be voted by the proxy holders in accordance with the recommendation of a majority of the Board of Directors.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND ACCORDING TO THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED:                     , 2013

Member number

Signature	Title

Signature	Title

Signature	Title

PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary’s full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

PLEASE COMPLETE, DATE, SIGN AND RETURN

THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE